Exhibit 99.1

Constitution Mining Closes $4,875,000 Financing

Lima, Peru - November 20, 2009 - Constitution Mining Corp. (CMIN.OB) announces the closing of a simultaneous Regulation D (USA) and Regulation S (International) financing for a combined total of US$4,875,000. The Regulation D portion of this financing was brokered by R.F. Lafferty & Co., Inc. of New York City.

This private placement consisted of 7,500,000 units at a price of $0.65 per unit for total gross receipts of $4,875,000 before related fees and expenses. Each unit is comprised of one share of common stock and one common stock purchase warrant.  Each warrant is exercisable to purchase one share of common stock commencing six months after its date of issuance and terminating one year from the closing date of the offering at a price of $1.00 per share.

The Company anticipates that the net proceeds from this private offering will be used to fund its exploration program on properties located in the Gold Sands region of northeastern Peru for which it has the option to acquire the underlying mining and mineral rights, for any applicable short term payment obligations required in order to exercise or maintain these options in good standing, and for working capital to cover expected operating deficits.

Constitution Mining Chairman, Dr. Michael Stocker commented “We are very pleased with both the service and effort of our lead financiers R.F. Lafferty & Co., Inc.”

About R.F. Lafferty & Co., Inc.
Founded in 1946, R.F. Lafferty & Co. is a leading, boutique securities firm and investment bank.  Lafferty provides clients with a wide range of services, including financial advisory, retail and institutional brokerage, asset management and investment banking services.  Headquartered in New York, the firm specializes in serving small and mid-sized companies and their investors.  For more information, please visit www.rflafferty.com.
About Constitution Mining Corp.
Our goal is to locate a commercially viable gold deposit and continuously increase the amount of gold underlying each of our outstanding shares.  To build such value, we are focusing on the Gold Sands region of Peru, where we have optioned 382 square kilometers (147.5 square miles) of mining properties - the largest such block in the district.
The Gold Sands of Peru were laid down by eons of alluvial erosion.  For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off gold and depositing some of the treasure in loose gravels and sands - Gold Sands - below the Manseriche gorge in Northeastern Peru.  There the rivers reach a broad flood plain, slow to a crawl and release their cargo.

Historical drilling and sampling data in the region indicates the presence of significant alluvial gold.  We have designed programs to confirm the accuracy of this historical data with the intent of capturing the profit potential of the area by applying recently enhanced mining technologies that are especially well suited to low-density, near-surface deposits.  These green-mining technologies are energy-efficient and environmentally friendly.  The implementation of these programs will require the company to secure additional financing.
For further details, please see today’s current Form 8-K filing.
Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.
On behalf of the Board:
Dr. Michael Stocker – Chairman of the Board
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:
Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer: This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements.  Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.  The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release.  This information may no longer be accurate and therefore you should not rely on the information contained in this press release.  To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.